Exhibit 99.1
ISBA Announces First Quarter 2015 Dividend
Mt. Pleasant, Michigan, February 26, 2015 - Jae A. Evans, Chief Executive Officer of Isabella Bank Corporation (OTCQX:ISBA), announced today that the Corporation's Board of Directors declared a first quarter cash dividend of $0.23 per share – a 4.55% increase from the first quarter 2014 – at its regular meeting held on February 25, 2015. The Corporation has recorded 33 consecutive years of dividend growth. The dividend will be payable on March 31, 2015 to shareholders of record as of March 25, 2015. The closing stock price for ISBA on February 25, 2015 was $22.90.

For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's market maker is Boenning & Scattergood, Inc. (www.boenninginc.com).